Exhibit 99

Alberto-Culver Starts FY2004 with Record Sales and Profits Excluding

Previously Announced Non-cash Charge Related to Share Conversion

Melrose Park, IL, (January 22, 2004) - The Alberto-Culver Company (NYSE: ACV) today announced record sales and profit levels for the fiscal year 2004 first quarter which ended December 31, 2003. Strong performances came from Sally Beauty, the Beauty Systems Group and from consumer products — led by Alberto VO5, St. Ives and TRESemmé brands. For the first quarter, sales reached $764.8 million and net earnings were $42.8 million excluding a non-cash charge. These represented 9.8% and 18.8% gains, respectively. Stronger overseas currencies added about 3.2% to the Company’s sales and earnings growth rates. Diluted earnings per share excluding the non-cash charge were 70 cents compared with 60 cents last year, while basic earnings per share excluding the non-cash charge rose to 72 cents from 62 cents in 2003.

Speaking to shareholders at the company’s annual meeting at Alberto-Culver’s Melrose Park, Illinois headquarters, President and Chief Executive Officer Howard B. Bernick said, “There are few companies of our size in this country, or frankly in any country, that have a growth record as solid and consistent as that of the Alberto-Culver Company. Our strong past and today’s announcement of excellent first quarter 2004 operating results positions us well for another growth year in 2004 and for a strong future.”

A number of factors drove the recent quarter’s results including good sales and profit growth at Sally Beauty stores, the Beauty Systems Group and within consumer products

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Alberto-Culver – Fiscal 2004 First Quarter Results	Page 2

driven by the strength of the Company’s Alberto VO5, St. Ives and TRESemmé worldwide beauty brands with solid performances in the hair care and skincare markets during an extremely competitive period.

Sally Beauty Supply continued to grow domestically and internationally. Sally expanded to 2,065 stores in North America and to 221 international stores in the United Kingdom, Germany, and Japan. The Beauty Systems Group grew its number of stores and increased its professional distributor sales consultants to 667 stores and 1,218 consultants, respectively, including the acquisition of West Coast Beauty Supply on December 1, 2003 which added more than 220 professional distributor sales consultants and more than 120 stores in fourteen western states.

During the quarter, the Company returned to a one share-one vote capital structure by completing the conversion to a single class of stock. The Company since 1986 had two publicly traded classes of common stock. Mr. Bernick commented at the shareholders meeting that this share conversion “simplifies our capital structure, increases the liquidity of our shares, makes us a much more attractive investment to institutions around the world, and further enhances our good corporate governance.”

Generally accepted accounting principles (GAAP) require that the Company record a non-cash charge against pre-tax earnings of $105.9 million ($68.8 million after tax) due to the remeasurement of the intrinsic value of stock options affected by the conversion. This non-cash charge relates only to the conversion to a single class of stock and has no effect on the sales, operating profits or cash flows of the Company’s business units or on the consolidated sales and cash flows of the Company. GAAP does not allow us to record the entire non-cash charge related to the share conversion immediately. As a result, the Company recognized a pre-tax non-cash charge of $63.2 million ($41.1 million after tax) in

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Alberto-Culver – Fiscal 2004 First Quarter Results	Page 3

the current quarter and will recognize additional pre-tax non-cash charges of $23.6 million ($15.3 million after tax) during the remainder of fiscal year 2004 and $19.1 million ($12.4 million after tax) over the next three fiscal years in diminishing amounts. Including this non-cash charge, net earnings for the first quarter of fiscal year 2004 were $1.7 million resulting in diluted earnings per share and basic earnings per share of 3 cents.

Due solely to the non-cash charge taken in conjunction with the conversion to a single class of stock, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included as a schedule to this release and can also be found on www.alberto.com in the Financials Section.

Mr. Bernick said the company would discuss first quarter results with investors in a call to be held later today, (Thursday, January 22), at 2:30pm EDT. The dial-in numbers for the call are 800-245-1683 or 312-461-0745. The numbers for a replay of the conference call are 800-839-6713 or 402-220-2306 and will be available for seven days. The passcode is 6028508. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Financials Section and at www.fulldisclosure.com.

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives and TRESemmé in the United States and internationally. Its Pro-Line International unit is the second largest producer in the world of products for the ethnic hair care market. Sally Beauty Company is the world’s number one marketer of professional beauty care products through its chain of domestic and international Sally stores. Beauty Systems Group is a network of stores and professional sales consultants selling exclusive professional beauty care brands such as Matrix, Redken, Paul Mitchell, Graham Webb and Sebastian to salon owners, salon professionals and franchisees.

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Alberto-Culver – Fiscal 2004 First Quarter Results	Page 4

This press release contains forward-looking statements. These statements are based on Alberto-Culver management’s current assessment of its markets and businesses. There are risks and uncertainties that could have an impact on these statements in the future. Some of the factors that could cause actual results to differ from these current projections include: the pattern of brand sales, competitive activity in each of the Company’s markets, loss of distribution rights, risks inherent in acquisitions and strategic alliances, loss of one or more key employees, sales by unauthorized distributors in the Company’s exclusive markets, the effects of a prolonged United States or global economic downturn or recession, changes in costs, unanticipated legal proceedings, unanticipated effects of the conversion to a single class of common stock, health epidemics and variations in currency exchange rates, and changes in political, economic or other external factors over which the company has no control. The company is not obligated to update any forward-looking statement in this release.

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Alberto-Culver – Fiscal 2004 First Quarter Results	Page 5

Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended December 31, 2003 and 2002	2003	2002
Net sales	$764,751	696,776
Cost of products sold	382,718	352,288

Gross profit	382,033	344,488
Advertising, marketing, selling and administrative	310,805	282,631
Non-cash charge related to conversion to one class of common stock*	63,170	0

Operating earnings	8,058	61,587
Interest expense, net	5,380	5,582

Earnings before income taxes	2,678	56,275
Provision for income taxes	937	20,259

Net earnings	$1,741	36,016

Net earnings per share:
Basic	$.03	.62
Diluted	$.03	.60
Weighted average shares outstanding:
Basic	59,406	58,011
Diluted	60,799	59,844

*	The non-cash charge relates to the remeasurement of the intrinsic value of stock options affected by the conversion to one class of common stock.

Consolidated Condensed Balance Sheets (Unaudited)

	December 31
Assets	2003	2002
Cash and cash equivalents	$252,213	195,662
Accounts receivable, net	232,086	209,201
Inventories	601,644	548,444
Other current assets	40,944	35,906

Total current assets	1,126,887	989,213
Property, plant and equipment, net	275,451	247,994
Goodwill and trade names, net	546,708	425,989
Other assets, net	76,571	73,735

Total assets	$2,025,617	1,736,931

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$195	2,701
Accounts payable, accrued expenses and income taxes	453,402	417,163

Total current liabilities	453,597	419,864
Long-term debt	320,564	320,185
Other liabilities and deferred taxes	92,809	88,248
Stockholders’ equity	1,158,647	908,634

Total liabilities and stockholders’ equity	$2,025,617	1,736,931

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Alberto-Culver – Fiscal 2004 First Quarter Results	Page 6

Schedule—Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three months ended December 31, 2003 includes references to the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Net earnings excluding non-cash charge
•	Basic net earnings per share excluding non-cash charge
•	Diluted net earnings per share excluding non-cash charge

As discussed in the press release, the non-cash charge is due to the remeasurement of the intrinsic value of stock options affected by the company’s conversion to a single class of common stock in November, 2003. The company will record a non-cash charge against pre-tax earnings of approximately $105.9 million ($68.8 million after taxes), of which $63.2 million ($41.1 million after taxes) was recognized in the first quarter of fiscal year 2004, another $23.6 million ($15.3 million after taxes) will be recognized over the remainder of fiscal year 2004 and $19.1 million ($12.4 million after taxes) will be recognized over the following three fiscal years in diminishing amounts. The non-cash charge relates to a change in the capital structure of the company rather than the normal operations of the company’s core businesses. Management uses the non-GAAP financial measures excluding the non-cash charge to evaluate the operating results of the company and believes the presentation of these amounts provides the reader with information necessary to analyze the company’s normal operations for the periods compared.

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under generally accepted accounting principles (GAAP) in the United States for the three months ended December 31, 2003 and 2002 are as follows (in thousands, except per share data):

	Three Months Ended December 31,
	2003	2002
Net earnings, as reported	$1,741	36,016
Non-cash charge related to conversion to one class of common stock, net of income taxes	41,060	—

Net earnings excluding non-cash charge	$42,801	36,016

Basic net earnings per share, as reported	$.03	.62
Non-cash charge related to conversion to one class of common stock, net of income taxes	.69	—

Basic net earnings per share excluding non-cash charge	$.72	.62

Diluted net earnings per share, as reported	$.03	.60
Non-cash charge related to conversion to one class of common stock, net of income taxes	.67	—

Diluted net earnings per share excluding non-cash charge	$.70	.60

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